Exhibit 99.3

Unaudited Pro Forma Condensed Consolidated Financial Statements of Endo Pharmaceuticals Holdings, Inc.

On November 30, 2010, Endo Pharmaceuticals Holdings Inc. completed the acquisition of Generics International (US Parent), Inc. and Subsidiaries (“Qualitest”). The Company paid approximately $769 million for all of the issued and outstanding stock of Qualitest. In addition, Endo paid approximately $406 million to extinguish existing indebtedness. A portion of the purchase price will be held in escrow for the periods set forth in the Agreement as follows: (i) eight million dollars ($8,000,000) will be held in escrow to satisfy certain potential purchase price adjustments as set forth in the Agreement and (ii) one hundred million dollars ($100,000,000) will be held in escrow to satisfy certain indemnification obligations of the Seller as set forth in the Agreement. Amounts held in escrow will be released to Seller or Purchaser, as the case may be, in accordance with the terms of the Agreement.

The acquisition has been accounted for as a business combination (in accordance with ASC 805 Business Combinations), and as such the Qualitest assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of regulatory approval, estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed at the Acquisition Date (in thousands) included in the unaudited pro forma condensed consolidated financial statements is provisional.

As used herein, the terms “the Company,” “we,” and “our” refer to Endo Pharmaceuticals Holdings, Inc., and, where applicable, its consolidated subsidiaries.

The Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2010 gives effect to the Qualitest Acquisition as if it had been consummated on September 30, 2010 and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Qualitest Acquisition, including the borrowings under our New Credit Facility and the application of the proceeds of our recent debt offering, and that are factually supportable. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 give effect to the Qualitest Acquisition as if it had been consummated on January 1 of each respective period and includes historical data as reported by the separate companies as well as adjustments that give effect to events that are directly attributable to the Qualitest Acquisition, including the borrowings under our New Credit Facility and the application of the proceeds of our recent debt offering, are expected to have a continuing impact, and that are factually supportable.

The pro forma adjustments reflecting the consummation of the Qualitest Acquisition are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes included in this section. The Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information. The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Statements do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Statements include certain reclassifications to conform the historical financial information of Qualitest to our presentation.

The assumptions used and adjustments made in preparing the Statement are described in the Notes, which should be read in conjunction with the Statement. The Statement and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. The Statement and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes included in Qualitest’s Annual Report for the year ended December 31, 2009 and Qualitest’s Quarterly Report for the quarter ended September 30, 2010, filed as Exhibit 99.1 and 99.2, respectively on Form 8-K/A.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2009

(In thousands, except per share amounts)

	Endo historical (1)	Qualitest historical (2)	Pro forma adjustments		Pro forma
REVENUES:
Net sales	$1,451,577	$308,721	$(1,689)	(p)	$1,758,609
Device, service and other revenues	9,264	—	—		9,264

TOTAL REVENUES	1,460,841	308,721	(1,689)		1,767,873

COSTS AND EXPENSES:
Cost of revenues	375,058	208,347	28,563	(j)	620,296
			8,328	(c)
Selling, general and administrative	534,523	45,857	(8,328)	(c)	572,052
Research and development	185,317	12,030	—		197,347
Impairment of other intangible assets	69,000	—	—		69,000
Other operating income	—	(18,657)	18,657	(c)	—
Acquisition-related items	(93,081)	—	—		(93,081)

OPERATING INCOME	390,024	61,144	(48,909)		402,259

INTEREST EXPENSE, NET	37,718	34,077	10,922	(k)	82,717
OTHER INCOME, NET	(3,329)	—	(18,657)	(c)	(21,986)
GAIN ON EXTINGUISHMENT OF DEBT, NET	(4,025)	—	—		(4,025)

INCOME BEFORE INCOME TAX	359,660	27,067	(41,174)		345,553
INCOME TAX	93,324	6,535	(11,817)	(l)	88,042

CONSOLIDATED NET INCOME	266,336	20,532	(29,357)		257,511
Less: Discontinued operations	—	(2,105)	2,105	(o)	—
NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$266,336	$18,427	$(27,252)		$257,511

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$2.27				$2.20
Diluted	$2.27				$2.19

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	117,112				117,112
Diluted	117,515				117,515

(1)	As reported in Endo’s Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	As reported in Qualitest’s audited financial statements for the year ended December 31, 2009.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2010

(In thousands, except per share amounts)

	Endo historical (1)	Qualitest historical (2)	Pro forma adjustments		Pro forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$774,075	$10,770	$(431,378	) (a)	$353,467
Marketable securities	250	—	—		250
Accounts receivable, net	419,120	69,522	26,263	(c)	514,905
Inventories	94,792	83,052	11,948	(b)	189,792
Prepaid expenses and other current assets	19,044	857	—		19,901
Deferred income taxes	103,416	—	63,271	(h)	166,687

Total current assets	1,410,697	164,201	(329,896)		1,245,002

MARKETABLE SECURITIES	22,182	—	—		22,182
PROPERTY AND EQUIPMENT, Net	74,985	104,705	27,732	(d)	207,422
GOODWILL	492,656	237,484	(13,383	) (m)	716,757
OTHER INTANGIBLES, Net	719,795	154,396	688,604	(e)	1,562,795
OTHER ASSETS	43,439	20	—		43,459

TOTAL ASSETS	$2,763,754	$660,806	$373,057		$3,797,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$157,781	$24,430	$—		$182,211
Accrued expenses	375,409	34,703	2,617	(p)	438,992
			26,263	(c)
Nonrecourse notes and other short-term debt	64,563	—	15,000	(f1)	79,563
Income taxes payable	4,017	—	—		4,017

Total current liabilities	601,770	59,133	43,880		704,783

DEFERRED INCOME TAXES	23,357	17,529	177,810	(h)	218,696
ACQUISITION-RELATED CONTINGENT CONSIDERATION	60,620	—	—		60,620
CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2015	274,078	—	—		274,078
OTHER LONG-TERM DEBT	3,641	393,795	372,779	(f)	745,800
	—	—	(9,415	) (g)	—
			(15,000	) (f1)
OTHER LIABILITIES	111,093	—	9,369	(n)	120,462

STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 par value; 40,000,000 shares authorized; none issued	—	—	—		—
Common Stock, $0.01 par value; 350,000,000 shares authorized; 135,782,556 and shares issued; 115,530,534 outstanding	1,358	—	—		1,358
Additional paid-in capital	841,568	477,161	(477,161	) (i)	841,568
Retained earnings	1,271,313	(277,255)	261,238	(i)	1,255,296
Accumulated other comprehensive loss	(1,943)	(9,557)	9,557	(i)	(1,943)
Treasury stock, 20,252,022 shares	(483,790)	—	—		(483,790)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,628,506	190,349	(206,366)		1,612,489
Noncontrolling interests	60,689	—	—		60,689
Total stockholders’ equity	1,689,195	190,349	(206,366)		1,673,178

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,763,754	$660,806	$373,057		$3,797,617

(1)	As reported in Endo’s Quarterly Report on Form 10-Q for the nine-months ended September 30, 2010.
(2)	As reported in Qualitest’s unaudited financial statements for the nine-months ended September 30, 2010.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2010

(In thousands, except per share amounts)

	Endo historical (1)	Qualitest historical (2)	Pro forma adjustments		Pro forma
REVENUES:
Net sales	$1,143,734	$264,953	$—		$1,408,673
Device, service and other revenues	61,305	—	—		61,305

TOTAL REVENUES	1,205,039	264,953	—		1,469,992

COSTS AND EXPENSES:
Cost of revenues	335,209	176,776	21,420	(j)	539,652
			6,247	(c)
Selling, general and administrative	404,402	38,718	(6,247	) (c)	436,873
Research and development	105,269	9,332	—		114,601
Impairment of other intangible assets	13,000	—	—		13,000
Other operating expense	—	613	(613	) (c)	—
Acquisition-related items	31,315	—	—		31,315

OPERATING INCOME	315,844	39,514	(20,807)		334,551

INTEREST EXPENSE, NET	32,767	23,217	9,489	(k)	65,473
OTHER (INCOME) EXPENSE, NET	(479)	—	613	(c)	134

INCOME BEFORE INCOME TAX	283,556	16,297	(30,909)		268,944
INCOME TAX	102,269	4,107	(9,624	) (l)	96,752

CONSOLIDATED NET INCOME	$181,287	$12,190	$(21,285)		$172,192
Less: Net income attributable to noncontrolling interests	(15,266)	—	—		(15,266)
Less: Discontinued operations	—	89	(89	) (o)	—
NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$166,021	$12,279	$(21,374)		$156,926

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$1.43				$1.35
Diluted	$1.42				$1.34

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	116,292				116,292
Diluted	117,096				117,096

(1)	As reported in Endo’s Quarterly Report on Form 10-Q for the nine-months ended September 30, 2010.
(2)	As reported in Qualitest’s unaudited financial statements for the nine-months ended September 30, 2010.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

ENDO PHARMACEUTICALS HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANICAL STATEMENTS

Note 1: Basis of pro forma presentation

The accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 2009 combines the twelve months ended December 31, 2009 for Endo with the twelve months ended December 31, 2009 for Qualitest. The unaudited pro forma combined condensed balance sheet combines our consolidated balance sheet as of September 30, 2010 with the consolidated balance sheet of Qualitest as of September 30, 2010. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2010 combines the nine months ended September 30, 2010 for Endo with the nine months ended September 30, 2010 for Qualitest. The unaudited pro forma combined condensed statement of operations for both the nine months ended 2010 and 2009 do not reflect the pro forma acquisition effects of our acquisitions of HealthTronics Inc. (“HealthTronics”) or Penwest Pharmaceuticals Co. (“Penwest”) as if they were combined from January 1, 2009. HealthTronics and Penwest are included in the actual results for the nine months ended September 30, 2010 from their acquisition dates of July 2, 2010 and September 20, 2010, respectively. Also, these acquisitions were presented within the pro forma combined condensed balance sheet as they were majority owned subsidiaries as of September 30, 2010.

Certain amounts, as noted below, in Qualitest’s historical consolidated statement of operations have been reclassified to conform to Endo’s presentation.

(a) The purchase price of Qualitest consists of the following items (in thousands):

Purchase price table

	Amounts	Note reference
Purchase price (before adjustment)	$1,200,000	(1)

Plus:
Cash on balance sheet	21,828	(2)

Less:
Closing working capital	(20,328)	(3)
Company transaction expenses	(25,371)	(4)
Outstanding debt	(397,343)	(5)
Interest rate swap	(9,415)	(5)

TOTAL PURCHASE PRICE	$769,371

(1)	Represents gross purchase price before adjustments. Amount includes $100.0 million which will fund the Indemnity Escrow Fund to be utilized for purposes defined within the Stock Purchase Agreement and $8.0 million in escrow which will fund the purchase price adjustments.
(2)	Amount represents cash on hand of Qualitest as of November 30, 2010.
(3)	Represents Qualitest’s November 30, 2010 working capital over the Reference Working Capital, as defined within the Stock Purchase Agreement.
(4)	Represents cash transaction costs incurred on behalf of Qualitest which were paid by us upon the closing date of the Qualitest Acquisition and funded as part of the overall purchase price.
(5)	Represents the outstanding debt of Qualitest as of November 30, 2010 and associated interest rate swap which was paid by us upon the closing date of the Qualitest Acquisition and funded as part of the overall purchase price.

(b)	The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the Acquisition Date (in thousands):

As of November 30, 2010
Cash and cash equivalents	$21,828
Accounts receivable	93,228
Other receivables	1,483
Inventories	95,000
Prepaid expenses and other current assets	2,023
Deferred income taxes	63,509
Property and equipment	132,437
Other assets	(36)
Other intangible assets	843,000

Total identifiable assets	1,252,472

Accounts payable	27,385
Accrued expenses	54,509
Other liabilities	9,369
Deferred income taxes	208,313
Long-term debt	406,759

Total liabilities assumed	706,335

Net identifiable assets acquired	546,137
Goodwill	223,234

Net assets acquired	$769,371

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available to estimate the fair value of assets acquired and liabilities assumed. We believe that this information provides a reasonable basis for estimating the fair values but we are waiting for additional information necessary to finalize those amounts. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. We expect to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the closing date of the pending Qualitest Acquisition.

An allocation of an increased portion of the purchase price to inventory, property, plant and equipment, other noncurrent assets or to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited combined condensed financial information, and may result in increased depreciation and/or amortization expense.

The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed, which for purposes of this presentation is approximated by using the straight-line method.

Note 2: Pro forma adjustments

(a)	The adjustment to the cash balances reflects the following:

Amounts
Debt proceeds(1)	$800,000
Total estimated purchase price(2)	$(769,371)
Repayment of existing Qualitest debt, including interest rate swap(1)	$(406,758)
Cash transaction costs(3)	$(25,371)
Debt issuance costs(4)	$(29,878)

Total Net Change	$(431,378)

(1)	the issuance of $800.0 million in additional debt which will be used to partially fund (a) the purchase price and (b) the repayment of $406.8 million of Qualitest debt and the associated interest rate swap;
(2)	the estimated payment of $769.4 million in cash for the consideration to seller for the Qualitest Acquisition and funding of the Escrow amount;
(3)	the payment of $25.4 million of direct transaction costs of Endo associated with the Qualitest Acquisition; and
(4)	the payment of $29.9 million of estimated debt issuance costs for both the Term Loan and the notes as well as the New Revolving Credit Facility;

(b)	Reflects adjustment to record Qualitest’s finished goods and work-in-process inventory at its estimated selling price less the sum of costs of disposal and a reasonable profit allowance for our selling effort (plus costs to complete for work-in-process inventory). Raw material inventory has been valued at current replacement cost, which approximated Qualitest’s carrying value. As we sell the acquired inventory, its cost of sales will reflect the increased valuation of the Qualitest’s inventory, which will reduce our gross margins until such inventory is sold. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(c)	Reflects reclassification adjustments to the historical consolidated financial statements of Qualitest to conform to the financial statement classification and presentation that will be used by us to prepare our consolidated financial statements subsequent to the Qualitest Acquisition. Further reclassification adjustments may be necessary.

(d)	Reflects an adjustment to record Qualitest’s property, plant and equipment to its fair value (resulting in an increase to property, plant and equipment of $27.7 million). For purposes of depreciation, we have assumed useful lives ranging from 1 to 45 years. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(e)	For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to the Qualitest net tangible and intangible assets acquired and liabilities assumed based on their estimated values as of January 1, 2009. A preliminary estimate of $618 million and $225 million has been allocated to finite-lived and indefinite-lived intangible assets acquired, respectively, consisting of developed technology and in process research and development (“IPR&D”). Amortization related to the value of finite-lived intangible assets, taken over assumed lives of 13 to 20 years for developed technology are reflected as pro forma adjustments to the unaudited pro forma combined condensed statements of operations.

The fair values of the IPR&D assets and developed technology assets were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, we used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with the asset. We believe that the level and timing of cash flows appropriately reflect market participant assumptions. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(f)	The adjustment consists of the following components (in thousands):

Amounts
Endo’s borrowing related to the Qualitest Acquisition:
Term Loan	$400,000
Notes offered hereby	$400,000
Qualitest debt repayment	$(397,343)
Debt issuance costs incurred	$(29,878)

Total Net Change	$372,779

The above table represents the settlement of certain Qualitest debt upon the closing of the Qualitest Acquisition. We paid approximately $29.9 million in fees to borrow the $800.0 million as well as increase the size and extend the term of the New Credit Facility. Accordingly, such fees are presented as a contra-liability in Other Long-term Debt in the unaudited pro forma combined condensed balance sheet. Deferred debt issuance costs will be amortized over the life of the related debt instrument, which ranges from 5 to 10 years. The amortization of debt issuance costs is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statement of operations. See note 2(k) for additional information.

(f1)	Represents a portion of the newly acquired debt that is payable by Endo prior to September 30, 2011, therefore classified as a current liability.

(g)	We also paid $9.4 million to terminate Qualitest’s interest rate swaps under contractual change in control provisions included in the agreements governing these swaps. The change in control provisions requires settlement of these instruments upon a qualifying merger.

(h)	Represents the estimated deferred income tax asset and liability resulting from the purchase price allocation adjustments made to the acquired assets and liabilities of Qualitest, excluding goodwill. The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed acquisition date and appropriately reflect certain Endo and Qualitest basis differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed, using an estimated income tax rate of approximately 39.4%.

Within the net deferred tax asset, the amount reflected in the current deferred tax asset of $63.5 million relates to those assets which are expected to reverse within the next twelve months. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(i)	Reflects the elimination of Qualitest’s shareholders’ equity of $190.3 million. Additionally, amounts reflect the impact of the transaction costs which were expensed as incurred under the applicable business combination guidance. The offset has been reflected as a reduction in cash as disclosed in Note 2(a), net of the deferred tax portion of the expense.

(j)	Represents the estimate of the increase in amortization expense associated with the adjustment to the Qualitest’s finite-lived intangible assets.

The increase in amortization expense is based on a preliminary allocation of purchase price to certain finite-lived intangible assets acquired and is recorded in Cost of revenues, which is consistent with our historical caption presentation of this expense. For purposes of the amortization adjustment, we consider the useful lives of the developed technology to be 13 to 20 years. The determination of the useful lives is based upon various accounting studies, historical acquisition experience, economic factors, and future expected cash flows.

(k)	This adjustment reflects the incremental interest expense effect of the debt associated with the borrowings under the new debt instruments and the notes utilized to fund the purchase price.

Additionally, the adjustment relates to the amortization of debt issuance costs incurred in connection with our $800.0 million in additional borrowings as discussed in Note 2(f). Debt issuance costs are amortized over the life of the related debt instrument, which ranges from five to ten years.

The incremental adjustment consists of the following components (in millions):

Annual interest expense
New indebtedness and commitment fees(1)	$41.3
Debt Issuance Amortization	4.6

Total interest expense adjustment	$45.9

(1)	Represents (i) indebtedness of $800.0 million under the Term Loan and the notes offered hereby and (ii) our estimated commitment fee and the assumption that no amounts have been drawn on the up to $500.0 million available to us under the New Revolving Credit Facility.

The net adjustments for year ended December 31, 2009 and the nine months ended September 30, 2010 consists of the following components (in thousands):

	Year ended December 31, 2009	Nine months ended September 30, 2010
Total incremental interest expense	$45,884	$34,413
Actual Qualitest interest expense	(34,077)	(23,217)
Actual Endo interest expense(1)	(885)	(1,707)

Total interest expense adjustment, net	$10,922	$9,489

(1)	Represents historical commitment fee and amortization expense incurred for our Existing Credit Facility.

(l)	For purposes of these unaudited pro forma combined condensed financial statements, estimated income tax rates of approximately 39.4% and 36.9% for Qualitest and Endo, respectively, have been used for the pro forma adjustments for the year ended December 31, 2009 and nine-month period ended September 30, 2010. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain Endo and Qualitest basis differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the consolidated entity.

(m)	Represents the net adjustment to goodwill resulting from the Qualitest Acquisition. For further detailed information on the related calculation associated with each component, see the purchase price table in Note 1(a) and the allocation of the purchase price in Note 1(b).

(n)	As part of a pre-existing contractual arrangement associated with Qualitest’s acquisition of Barrage in December 2008, we have assumed certain contingent consideration liabilities to Teva Pharmaceuticals relating to approval and launch of certain IPR&D products. In accordance with the applicable business combination accounting guidance, this reflects the preliminary fair value associated with these contingent payments. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(o)	Adjustment relates to the elimination of pre-existing discontinued operations of the legacy Qualitest business.

(p)	Represents adjustments made as a result of a change in estimate methodology for revenue reserves in accordance with the transaction.